Exhibit 16.1

April 1, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Intermolecular, Inc. and, under the date of March 28, 2016, we reported on the consolidated financial statements of Intermolecular, Inc. as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On March 29, 2016, we were dismissed. We have read Intermolecular, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 1, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Intermolecular, Inc.’s statements that (1) the change was approved by the audit committee of the board of directors on March 29, 2016, (2) Armanino LLP was engaged as the Company’s new independent registered public accounting firm on March 29, 2016, or (3) Armanino LLP was not consulted regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on Intermolecular, Inc.'s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP